UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  1)*

Aruba Networks, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

043176106

(CUSIP Number)

December 31, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 043176106

1.	Names of Reporting Persons Sutter Hill Ventures, A California Limited Partnership 77-0287059

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California, USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 4,898,258

	6.	Shared Voting Power - 0 -

	7.	Sole Dispositive Power 4,898,258

	8.	Shared Dispositive Power - 0 -

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,898,258

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.8%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 043176106

1.	Names of Reporting Persons David L. Anderson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 119,634*

	6.	Shared Voting Power 4,898,258**

	7.	Sole Dispositive Power 119,634*

	8.	Shared Dispositive Power 4,898,258**

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,017,892

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.0%

12.	Type of Reporting Person (See Instructions) IN

* See Exhibit A, Note 2.
** Comprised of shares owned by Sutter Hill Ventures, A California Limited Partnership. See Exhibit A.

CUSIP No. 043176106

1.	Names of Reporting Persons G. Leonard Baker, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 567,284*

	6.	Shared Voting Power 4,898,258**

	7.	Sole Dispositive Power 567,284*

	8.	Shared Dispositive Power 4,898,258**

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,465,542

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.5%

12.	Type of Reporting Person (See Instructions) IN

* See Exhibit A, Note 3.
** Comprised of shares owned by Sutter Hill Ventures, A California Limited Partnership. See Exhibit A.

CUSIP No. 043176106

1.	Names of Reporting Persons William H. Younger, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 243,084*

	6.	Shared Voting Power 4,898,258**

	7.	Sole Dispositive Power 243,084*

	8.	Shared Dispositive Power 4,898,258**

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,141,342

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.1%

12.	Type of Reporting Person (See Instructions) IN

* See Exhibit A, Note 4.
** Comprised of shares owned by Sutter Hill Ventures, A California Limited Partnership. See Exhibit A.

CUSIP No. 043176106

1.	Names of Reporting Persons Tench Coxe

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 617,448*

	6.	Shared Voting Power 4,898,258**

	7.	Sole Dispositive Power 617,448*

	8.	Shared Dispositive Power 4,898,258**

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,515,706

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.5%

12.	Type of Reporting Person (See Instructions) IN

* See Exhibit A, Note 5.
** Comprised of shares owned by Sutter Hill Ventures, A California Limited Partnership. See Exhibit A.

CUSIP No. 043176106

1.	Names of Reporting Persons Gregory P. Sands

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 97,606*

	6.	Shared Voting Power 4,898,258**

	7.	Sole Dispositive Power 97,606*

	8.	Shared Dispositive Power 4,898,258**

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,995,864

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.9%

12.	Type of Reporting Person (See Instructions) IN

* See Exhibit A, Note 6.
** Comprised of shares owned by Sutter Hill Ventures, A California Limited Partnership. See Exhibit A.

CUSIP No. 043176106

1.	Names of Reporting Persons James C. Gaither

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 64,356*

	6.	Shared Voting Power 4,898,258**

	7.	Sole Dispositive Power 64,356*

	8.	Shared Dispositive Power 4,898,258**

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,962,614

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.9%

12.	Type of Reporting Person (See Instructions) IN

* See Exhibit A, Note 7.
** Comprised of shares owned by Sutter Hill Ventures, A California Limited Partnership. See Exhibit A.

CUSIP No. 043176106

1.	Names of Reporting Persons James N. White

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 162,670*

	6.	Shared Voting Power 4,898,258**

	7.	Sole Dispositive Power 162,670*

	8.	Shared Dispositive Power 4,898,258**

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,060,928

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.0%

12.	Type of Reporting Person (See Instructions) IN

* See Exhibit A, Note 8.
** Comprised of shares owned by Sutter Hill Ventures, A California Limited Partnership. See Exhibit A.

CUSIP No. 043176106

1.	Names of Reporting Persons Jeffrey W. Bird

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 112,498*

	6.	Shared Voting Power 4,898,258**

	7.	Sole Dispositive Power 112,498*

	8.	Shared Dispositive Power 4,898,258**

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,010,756

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.9%

12.	Type of Reporting Person (See Instructions) IN

* See Exhibit A, Note 9.
** Comprised of shares owned by Sutter Hill Ventures, A California Limited Partnership. See Exhibit A.

CUSIP No. 043176106

1.	Names of Reporting Persons David E. Sweet

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 32,537*

	6.	Shared Voting Power 4,898,258**

	7.	Sole Dispositive Power 32,537*

	8.	Shared Dispositive Power 4,898,258**

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,930,795

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.9%

12.	Type of Reporting Person (See Instructions) IN

* See Exhibit A, Note 10.
** Comprised of shares owned by Sutter Hill Ventures, A California Limited Partnership. See Exhibit A.

CUSIP No. 043176106

1.	Names of Reporting Persons Andrew T. Sheehan

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 65,067*

	6.	Shared Voting Power 4,898,258**

	7.	Sole Dispositive Power 65,067*

	8.	Shared Dispositive Power 4,898,258**

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,963,325

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.9%

12.	Type of Reporting Person (See Instructions) IN

* See Exhibit A, Note 11.
** Comprised of shares owned by Sutter Hill Ventures, A California Limited Partnership. See Exhibit A.

CUSIP No. 043176106

1.	Names of Reporting Persons Michael L. Speiser

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 4,898,258*

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 4,898,258*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,898,258

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.8%

12.	Type of Reporting Person (See Instructions) IN

* Comprised of shares owned by Sutter Hill Ventures, A California Limited Partnership. See Exhibit A.

Item 1.
	(a)	Name of Issuer Aruba Networks, Inc.
	(b)	Address of Issuer’s Principal Executive Offices 1344 Crossman Ave., Sunnyvale, CA 94089-1113

Item 2.
	(a)	Name of Person Filing See Exhibit A; Exhibit A is hereby incorporated by reference
	(b)	Address of Principal Business Office or, if none, Residence See Exhibit A
	(c)	Citizenship See Exhibit A
	(d)	Title of Class of Securities Common Stock
	(e)	CUSIP Number 043176106

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
N/A

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned: See Exhibit A, which is hereby incorporated by reference and related pages 2 to 13
(b) Percent of class: See Exhibit A, which is hereby incorporated by reference and related pages 2 to 13
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote ***
(ii) Shared power to vote or to direct the vote ***
(iii) Sole power to dispose or to direct the disposition of ***
(iv) Shared power to dispose or to direct the disposition of ***

*** See Exhibit A, which is hereby incorporated by reference and related pages 2 to 13. Messrs. Anderson, Baker, Younger, Coxe, Sands, Gaither, White, Bird, Sweet, Sheehan and Speiser are Managing Directors of the General Partner of Sutter Hill Ventures, A California Limited Partnership, and as such share voting and dispositive power over the shares held by the partnership.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

N/A

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
N/A

Item 8.	Identification and Classification of Members of the Group
See Exhibit A

Item 9.	Notice of Dissolution of Group
N/A

Item 10.	Certification
N/A

EXHIBIT A TO SCHEDULE 13G - ARUBA NETWORKS, INC.

	Aggregate Number of
	Shares Beneficially Owned				% of
Name of Originator	Individual		Aggregate		Total Shares

Sutter Hill Ventures, A California Limited Partnership	4,898,258				5.8%

David L. Anderson	119,634	Note 2			0.1%
			5,017,892	Note 1	6.0%

G. Leonard Baker, Jr.	567,284	Note 3			0.7%
			5,465,542	Note 1	6.5%

William H. Younger, Jr.	243,084	Note 4			0.3%
			5,141,342	Note 1	6.1%

Tench Coxe	617,448	Note 5			0.7%
			5,515,706	Note 1	6.5%

Gregory P. Sands	97,606	Note 6			0.1%
			4,995,864	Note 1	5.9%

James C. Gaither	64,356	Note 7			0.1%
			4,962,614	Note 1	5.9%

James N. White	162,670	Note 8			0.2%
			5,060,928	Note 1	6.0%

Jeffrey W. Bird	112,498	Note 9			0.1%
			5,010,756	Note 1	5.9%

David E. Sweet	32,537	Note 10			0.0%
			4,930,795	Note 1	5.9%

Andrew T. Sheehan	65,067	Note 11			0.1%
			4,963,325	Note 1	5.9%

Michael L. Speiser	0				0.0%
			4,898,258	Note 1	5.8%

The partnership is organized in California. The individuals are all U.S. citizens and residents.

None of the above has been convicted in any criminal proceedings nor have they been subject to judgments, decrees, or final orders enjoining future violations of Federal or State securities laws.

All of the parties are individuals or entities in the venture capital business.

Note 1: Includes individual shares plus all shares held by Sutter Hill Ventures, A California Limited Partnership, of which the reporting person is a Managing Director of the General Partner. The reporting person disclaims beneficial ownership of the partnership’s shares except as to the reporting person’s pecuniary interest therein.

Note 2: Comprised of 45,353 shares held in The Anderson Living Trust of which the reporting person is the trustee, 57,353 shares held by Anvest, L.P. of which the reporting person is the General Partner, 5,000 shares held by Acrux Partners, LP of which the reporting person is the trustee of a trust which is the General Partner and 11,928 shares held by a retirement trust for the benefit of the reporting person. The reporting person disclaims beneficial ownership of the living trust’s and the partnerships’ shares except as to the reporting person’s pecuniary interest therein.

Note 3: Comprised of 71,142 shares held in The Baker Revocable Trust of which the reporting person is a trustee, 96,142 shares held by Saunders Holdings, L.P. of which the reporting person is a General Partner and 400,000 shares held by a retirement trust for the benefit of the reporting person. The reporting person disclaims beneficial ownership of the revocable trust’s and the partnership’s shares except as to the reporting person’s pecuniary interest therein.

Note 4: Comprised of 70,398 shares held in The Younger Living Trust of which the reporting person is the trustee, 5,500 shares held in The Celeste Younger 2008 Irrevocable Trust of which the reporting person is the trustee, 35,743 shares held by Yovest, L.P. of which the reporting person is the trustee of a trust which is the General Partner and 131,443 shares held by a retirement trust for the benefit of the reporting person. The reporting person disclaims beneficial ownership of the living trust’s, the irrevocable trust’s and the partnership’s shares except as to the reporting person’s pecuniary interest therein.

Note 5: Comprised of 617,448 shares held in The Coxe Revocable Trust of which the reporting person is a trustee. The reporting person disclaims beneficial ownership of the revocable trust’s shares except as to the reporting person’s pecuniary interest therein.

Note 6: Comprised of 97,606 shares held in The Gregory P. and Sarah J.D. Sands Trust Agreement of which the reporting person is a trustee. The reporting person disclaims beneficial ownership of the trust agreement’s shares except as to the reporting person’s pecuniary interest therein.

Note 7: Comprised of 64,356 shares held by Tallack Partners, L.P. of which the reporting person is the General Partner. The reporting person disclaims beneficial ownership of the partnership’s shares except as to the reporting person’s pecuniary interest therein.

Note 8: Comprised of 162,670 shares held in The White Family Trust of which the reporting person is a trustee. The reporting person disclaims beneficial ownership of the family trust’s shares except as to the reporting person’s pecuniary interest therein.

Note 9: Comprised of 112,498 shares held in the Jeffrey W. and Christina R. Bird Trust Agreement of which the reporting person is a trustee. The reporting person disclaims beneficial ownership of the trust agreement’s shares except as to the reporting person’s pecuniary interest therein.

Note 10: Comprised of 32,537 shares held by a retirement trust for the benefit of the reporting person.

Note 11: Comprised of 65,067 shares held in the Sheehan 2003 Trust of which the reporting person is a trustee. The reporting person disclaims beneficial ownership of the trust’s shares except as to the reporting person’s pecuniary interest therein.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/11/2009
Date

Sutter Hill Ventures, A California Limited Partnership

/s/ Tench Coxe
Signature

Tench Coxe
Managing Director of the General Partner
Name/Title

/s/ David L. Anderson
Signature

/s/ G. Leonard Baker, Jr.
Signature

/s/ William H. Younger, Jr.
Signature

/s/ Tench Coxe
Signature

/s/ Gregory P. Sands
Signature

/s/ James C. Gaither
Signature

/s/ James N. White
Signature

/s/ Jeffrey W. Bird
Signature

/s/ David E. Sweet
Signature

/s/ Andrew T. Sheehan
Signature

/s/ Michael L. Speiser
Signature